Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  May 10, 2008

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 10, 2008, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to the terms of which our subsidiary, RCI Entertainment (Northwest Highway), Inc. (the “Purchaser”), will acquire certain assets (the “Purchased Assets”) of North by East Entertainment, Ltd., a Texas limited partnership (the “Seller”) by and through its general partner, Northeast Platinum, LLC, a Texas limited liability company (the “General Partner”).  The Seller owns and operates an adult entertainment cabaret known as “Platinum Club II” (the “Club”), located at 2051 Northwest Highway, Dallas, Texas  75220 (the “Real Property”).

At closing, we will pay a total purchase price of $1,500,000 for the Purchased Assets which will be payable by cashier’s check, certified funds or wire transfer at closing.  The Asset Purchase Agreement provides for the transaction to close the later of (i) June 10, 2008, 2008, or (ii) ten (10) days after the approval of the Purchaser’s application for a Sexually Oriented Business License (the “SOB Permit”) by the City of Dallas and the transfer of all other permits utilized to operate the Club to Purchaser or affiliates of Purchaser (the “Asset Closing Date”), provided however that in no event shall the Asset Closing Date be later than August 31, 2008.  A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1.

On the Asset Closing Date, the principal of the Seller will enter a five-year agreement not to compete with the Club by operating an establishment with an urban theme that both serves liquor and provides live female nude or semi-nude adult entertainment in Dallas County, Tarrant County, Texas or any of the adjacent counties thereto.

As part of the transaction, our wholly owned subsidiary RCI Holdings, Inc. (“RCI”) will also acquire the Real Property from Wire Way, LLC, a Texas limited liability company (“Wire Way”).  Pursuant to a Real Estate Purchase and Sale Agreement (the “Real Estate Agreement”) dated May 10, 2008, RCI will pay a total purchase price of $6,000,000 (the “Real Estate Purchase Price”) for the Real Property.  RCI will pay $1,500,000 by cashier’s check, certified funds or wire transfer on the Asset Closing Date, which will be credited against the Real Estate Purchase Price.  Upon execution of the Real Estate Agreement, RCI paid $100,000 initial earnest money (the “Initial Earnest Money”) to Republic Title of Texas (the “Title Company”).  The Initial Earnest Money is fully refundable until the later of June 10, 2008, or ten (10) days after the approval of the Purchaser’s application for the SOB Permit and the transfer of all other permits utilized to operate the Club, but in no event later than August 31, 2008, after which date the Initial Earnest Money shall become non-refundable but will continue to be held by the title company and shall be credited against the Real Estate Purchase Price.

Commencing 60 days from the Asset Closing Date, RCI shall deliver as additional earnest money (“Additional Earnest Money”) to the Title Company each month the amount of $200,000 in cash until the closing of the Real Estate Agreement.  If the closing for the Real Estate Agreement occurs, all Additional Earnest Money delivered to the Title Company shall be credited against the Real Estate Purchase Price at closing.  Pursuant to the Real Estate Agreement Wire Way is required to provide RCI with certain due diligence items related to the Real Property including a title commitment, a survey, soils tests and environmental reports, among other things (the “Real Estate Due Diligence Items”).  In the event any exceptions or reservations appear in the title commitment or in the event the survey is unacceptable to RCI, then RCI shall have the right to terminate the Real Estate Agreement by written notice delivered to Wire Way on or before the date which is ten (10) business days after the date of RCI’s receipt of all of the Real Estate Due Diligence Items at which time RCI shall be entitled to immediately receive the return of the Initial Earnest Money.

The Real Estate Agreement provides for RCI to complete the purchase of the Real Property on or before one year from the Asset Closing Date by providing Wire Way and the title company ten (10) days written notice of its intention to close the acquisition of the Real Property.   Subject to and simultaneously with the Asset Closing Date, Wire Way will enter into a one year Lease Agreement with the Purchaser under which Purchaser shall pay $45,000 per month to Wire Way as landlord.  A copy of the Real Estate Purchase Agreement is attached as Exhibit 10.2.

The Asset Purchase Agreement and the Real Estate Agreement and the Lease Agreement are a result of arms-length negotiations between the parties.  A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement dated May 10, 2008
10.2	Real Estate Purchase and Sale Agreement dated May 10, 2008
99.1	Press release dated May 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: May 14, 2008		Eric Langan
President and Chief Executive Officer